NPC INTERNATIONAL, INC. ANNOUNCES AGREEMENT
TO ACQUIRE 13 WENDY’S UNITS FROM VALUE FOODS, LLC

OVERLAND PARK, KANSAS, (JUNE 20, 2013) - NPC International, Inc. announced today that its wholly-owned subsidiary, NPC Quality Burgers, Inc., had entered into an Asset Purchase Agreement (APA) with Value Foods Company, LLC to acquire 13 franchised Wendy’s restaurants for $11.0 million, plus amounts for working capital. This acquisition will be funded entirely with available cash reserves.

The units being sold include 6 fee-owned locations, which will be leased from an affiliate of Value Foods. The restaurants will be owned and operated by NPC Quality Burgers, Inc.

The units to be acquired pursuant to the APA are located in the Kansas City metropolitan area. According to information provided to NPC, the units to be acquired generated $15.7 million in net product sales during the 52 weeks ended December 2012.

NPC expects the closing to occur by August 2013. Consummation of the transaction is subject to approval by The Wendy’s Company and satisfaction of customary closing conditions.

Jim Schwartz, Chairman and CEO of NPC International, Inc. said, “We are very excited about this acquisition, in part, because it fits perfectly with our pending acquisition of Wendy’s restaurants in the Kansas City metropolitan area announced last week. These stores have been well operated by franchisee Dave Merola and his team at Value Foods and we look forward to furthering this legacy of great customer service.

We remain keenly interested in growing our presence in the Wendy’s system. Going forward we will remain opportunistic in the acquisition of markets that meet our investment objectives for this great brand.”

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this news release that do not relate to historical or current facts constitute forward-looking statements. These include statements regarding our plans and expectations. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. Actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including a failure of closing conditions; lower than anticipated consumer discretionary spending; deterioration in general economic conditions; competition in the quick service restaurant market; adverse changes in food, labor and other costs; price inflation or deflation; and other factors. These risks and other risks are described in the filings of NPC Restaurant Holdings, LLC with the Securities and Exchange Commission, including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting NPC. All forward-looking statements made in this news release are made as of the date hereof. NPC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. Investors are cautioned not to place undue reliance on any forward-looking statements.

NPC contact:
Troy D. Cook, Executive Vice President-Finance & Chief Financial Officer
913-327-3109
7300 W 129th St
Overland Park, KS 66213

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